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                                                                EXHIBIT NO. 5




                                                            November 27, 1996



Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York   11788

         RE:  REGISTRATION STATEMENT ON FORM S-8
              OF GRAHAM-FIELD HEALTH PRODUCTS, INC.

Gentlemen:

         I have acted as counsel to Graham-Field Health Products, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about November 27, 1996, with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an additional 900,000 shares of Common Stock, par value $.025 per share, of the Company (the "Common Stock"), to be issued outright or pursuant to options under the terms and provisions of the Company's Incentive Program, as amended (the "Program"), plus such additional number of shares of Common Stock as may be issuable pursuant to the anti-dilution and other provisions of the Program (collectively, the "Anti-Dilution Shares"). As such counsel, I have made such examination as I have deemed necessary for the purpose of this opinion.

         Based upon the foregoing, it is my opinion that the 900,000 shares of Common Stock and the Anti-Dilution Shares to be issued by the Company pursuant to the terms and provisions of the Program have been duly authorized, and when issued pursuant to the terms and provisions of the Program, will be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,


                                  /s/ Richard S. Kolodny

                                  Richard S. Kolodny
                                  Vice President,
                                  General Counsel